EXHIBIT 5

                                HUNTON & WILLIAMS
                              951 EAST MAIN STREET
                               RICHMOND, VA 23219
                                  804/788-8200




                                  June 3, 1998



Board of Directors
Crestar Financial Corporation
919 East Main Street
Richmond, Virginia  23219


                         Crestar Financial Corporation/
                       Registration Statement on Form S-3

Ladies and Gentlemen:

         We are acting as counsel for Crestar Financial Corporation (the "Company") in connection with the registration under the Securities Act of 1933 of 124,298 shares of its Common Stock (the "Common Stock"). The transaction in which the Common Stock was issued is described in the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"). In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

         We are of the opinion that:

         1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

         2. The Common Stock is duly authorized, legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                      Very truly yours,



                                      /s/ Hunton & Williams